EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 15, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Virage Logic Corporation, which appear in the Annual Report on Form 10-K of Virage Logic Corporation for the year ended September 30, 2008. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

October 30, 2009